Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Shareholding

August 5, 2010 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on August 5, 2010, it was notified by Ms Anita Graham, a Person Discharging Managerial Responsibility, of the exercise, on the same day, of options over 45,000 Shire ordinary shares of 5p (“Shares”). Ms Graham chose to use a net settled cashless exercise facility run by the Company.

Number of Shares under option	Exercise price	Number of Shares received	Number of Shares lapsed
10,000	£5.26	6,364	3,636
35,000	£5.585	21,491	13,509

In addition, the Company was notified by Ms Graham on August 5, 2010 of the sale on the same day of 27,855 Shares at a price of £14.47.

The Company was also notified by Ms Graham on August 5, 2010 of the exercise on the same day of an award of Stock Appreciation Rights over 8,667 American Depositary Shares (“ADSs”) at an exercise price of $49.36.  This resulted in 2,466 ADSs being released and sold at a price of $69.00.

Following the above transactions, Ms Graham holds awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 75,772 ADSs. One ADS equals 3 Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX